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                                                                    EXHIBIT 99.1

                              LIST OF GROUP MEMBERS


     The group members filing this Schedule 13G pursuant to Rule 13d-1(c) are:

Yorktown Energy Partners III, L.P., a Delaware limited partnership;

Yorktown Energy Partners IV, L.P., a Delaware limited partnership; and

Yorktown Partners LLC, a Delaware limited liability company.